Exhibit 10.21

Summary of Oral Contract Between the Company and Seth Putterman

Effective May 2012 the Company agreed to pay director Dr. Seth Putterman a consulting fee for technical advisory services related to its HSS technology of $10,000 every three months. This arrangement was paid through July 2013 and then suspended until further agreement.